Exhibit 10.1
LIFEPOINT HOSPITALS
DEFERRED COMPENSATION PLAN
Effective January 1, 2010
I. NAME AND PURPOSE
     LifePoint Hospitals, Inc. (the “Company”) has established the LifePoint Hospitals Deferred Compensation Plan (the “Plan”) to provide for deferred compensation for certain employees and other service providers of the Company and its Affiliates and to attract and retain persons of outstanding competence. The Plan is an unfunded plan of deferred compensation providing benefits on an individual account basis. The Plan is intended generally to cover a select group of management or highly compensated employees, within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and is intended to be exempt from Parts 2, 3 and 4 of Title I of ERISA. The Plan shall continue indefinitely until it is terminated by an amendment permissible under Section 7.3.
     The Plan is established and maintained by the Company in a manner intended to be consistent with the requirements of section 409A of the Code and Treasury Regulations promulgated thereunder so that compensation income is deferred until the time of inclusion that is elected or otherwise specified herein. The Plan shall be operated in compliance with section 409A of the Code and Treasury Regulations promulgated thereunder.
II. DEFINITIONS
     When used in this Plan, the following terms will have the meanings set forth below:
     2.1 “Account” means the bookkeeping entry maintained on the books of the Company to account for credits of deferred compensation and other amounts specified under Article III. The Account shall not be connected to any particular fund or asset.
     2.2 “Affiliate” means any subsidiary of the Company or any other business entity that is substantially owned or controlled by the Company, directly or indirectly.
     2.3 “Beneficiary” means the individual or individuals designated pursuant to Section 6.4; provided, however, that if a Participant is married at the time of death, the Participant’s spouse shall be the Beneficiary unless the spouse has consented in writing and in accordance with procedures established by the Committee to the designation of another Beneficiary.
     2.4 “Board” means the Board of Directors of the Company.
     2.5 “Change in Control” means a “change in control event” of the Company as described in the default definition in section 1.409A-3(i)(5) of the Treasury Regulations.
     2.6 “Code” means the Internal Revenue Code of 1986, as amended.

     2.7 “Committee” means the committee that is designated by the Board as the “compensation committee” or otherwise designated to administer the Plan; provided that in the absence of a compensation committee or a designation of a committee for this purpose, the full Board shall be the Committee. The Committee may delegate some or all of its administrative authority to a person or committee. After the occurrence of a Change in Control, the members of the Committee shall continue to be the individuals who were Committee members immediately prior to the Change in Control.
     2.8 “Company” means LifePoint Hospitals, Inc. and any successor.
     2.9 “Contribution” means an amount that is credited to a Participant’s Account as the result of a Deferral election pursuant to Section 3.2 or as the result of amounts credited by the Company pursuant to Section 3.3. A Contribution may, but need not, be represented by a deposit by the Company to a grantor trust or fund established by the Company to satisfy its liabilities hereunder.
     2.10 “Deferral” means a portion of a Participant’s compensation and/or bonus earned in a certain period that a Participant has elected to receive at a later date pursuant to the terms of this Plan.
     2.11 “Disability” means that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) is by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer.
     2.12 “Eligible Individual” means an employee or service provider who satisfies the eligibility requirements of Section 3.1.
     2.13 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     2.14 “Participant” means an Eligible Individual who is credited with an allocation to an Account or has made a Deferral election pursuant to Section 3.2.
     2.15 “Plan Year” means the 12-consecutive-month period beginning on January 1 of each year.
     2.16 “Separation from Service” means a “separation from service” with the Company and its Affiliates pursuant to the default definition in section 1.409A-1(h) of the Treasury Regulations.
     2.17 “Year of Service” means a “Year of Service” as defined under the LifePoint Hospitals, Inc. Retirement Plan as it may be amended from time to time, which definition shall be incorporated hereunder by reference.

III. ELIGIBILITY AND BENEFIT ACCRUALS
     3.1 Eligibility. Eligibility for participation in the Plan is limited to service providers of the Company and its Affiliates who are: (i) members of a select group of management or highly compensated employees of the Company or its Affiliates, within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, or individuals who are providing services to the Company or its Affiliates as independent contractors, and (ii) designated by the Committee to participate in this Plan. The designation by the Committee shall be deemed to be irrebuttable evidence that such individual is for all purposes a member of a select group of management and highly compensated employees.
     3.2 Participant Deferral Elections. Eligible Individuals may make Deferral elections after the determination of their eligibility to participate in the Plan in accordance with the procedures described herein.
     (a) An Eligible Individual may make an annual election to defer the receipt of up to 50% of his or her annual base compensation that is paid through regular periodic payroll during each Plan Year. In addition, an Eligible Individual may defer the receipt of up to 100% of any performance or year-end bonus to be paid with respect to such Plan Year. The Deferral election shall only apply prospectively and is irrevocable during the applicable Plan Year.
     (b) The amount of a Deferral election described in Section 3.2(a) shall be stated either as a dollar amount or a percentage of a Participant’s cash compensation, except as otherwise required by the Committee. A Deferral election with respect to a bonus may be stated as an amount over a dollar threshold (e.g., 10% over $50,000).
     (i) Unless otherwise specified in a Deferral election that is authorized by the Committee, the Company shall withhold the amount elected pro rata from each payroll period while the election is in effect.
     (ii) Deferrals will be withheld from a Participant’s compensation in accordance with the Participant’s written Deferral elections. The Company will withhold from that portion of a Participant’s compensation that is not deferred, in a manner determined by the Committee, applicable withholding and other taxes applicable to any Deferrals or Company Contributions.
     (c) Deferral elections will be effective for the Plan Year that next follows the date of the election, and must be submitted to the Committee no later than December 31 of the year immediately prior to the Plan Year to which the election applies. However, an Eligible Individual may make an election at any time within 30 days of the date that he or she first becomes eligible to participate in the Plan; provided, however, that such election shall apply only with respect to compensation paid for services to be performed after the election. Unless stated otherwise in a Deferral election that is authorized by the Committee, Deferral elections shall expire at the end of each Plan Year and a new Deferral election shall be required for each succeeding Plan Year.

     (d) All elections made pursuant to this Plan will be made in accordance with the procedures prescribed by the Committee, and must be timely communicated to the Committee.
     3.3 Company Contributions.
     (a) The Company may in its discretion make a Contribution to be credited to the Account of any or all Participants and/or Eligible Individuals, or may make Contributions only to those Participants who made a Deferral election for such Plan Year. Unless otherwise specified by the Company, Company Contributions shall be effective as of the last day of each Plan Year and shall be allocated to Accounts of Eligible Individuals who are employed or providing services on the last day of the Plan Year.
     (b) All elections with respect to the time and form of payment made regarding Deferrals pursuant to Section 5.1 will apply to Company Contributions applicable to the same Plan Year in accordance with procedures established by the Committee.
     3.4 Benefit Accruals. The calculation of a Participant’s benefit accrued under this Plan shall be made solely by reference to the value of the Participant’s Account. Distributions pursuant to Article IV shall be based upon the value of the Participant’s Account, as adjusted for contributions, earnings, losses and prior distributions and for any administrative expenses or taxes charged thereto.
     3.5 Vesting. Participant Deferrals are 100% vested and nonforfeitable at all times. Company Contributions shall become vested and nonforfeitable based on a Participant’s Years of Service according to the following schedule:

Years of Service	Percent Vested
Less than 2	0%
2	100%
     Notwithstanding the foregoing, all Accounts shall be fully vested upon a Change in Control of the Company.
IV. EARNINGS
     4.1 Earnings. Earnings, gains and losses shall be credited to each respective Account in accordance with the hypothetical investment experience of any investment funds that are designated for the Plan by the Committee. Such investment funds (e.g., mutual funds, pooled funds, corporate- owned life insurance arrangements or any other arrangements, which may include fixed income funds) may be selected and designated by the Committee from time to time in its sole discretion. Participants may direct the investment of their Accounts in such investment funds in accordance with such procedures as the Committee may adopt from time to time. Each Participant’s Account shall be credited as of each valuation date with income, gains or losses corresponding to the investment performance of the funds selected by that Participant.

     (a) The sole purpose of the investment funds is to determine the appropriate earnings credit for Participants’ Accounts, the value of which is the basis for determining the benefits payable hereunder. Participants shall have no interest whatsoever in any investment fund or any asset thereof. The Company shall be under no duty to question any direction of a Participant with respect to the investment, retention or disposition of investments selected by the Participant. The Company shall be under no liability for any loss of any kind that may result by reason of any action taken in accordance with the directions of the Participant, or by reason of any failure to act because of the absence of any such directions.
     (b) If a Participant gives no instructions with respect to the investment of his or her Account, the Committee shall determine earnings on the Participant’s Account pursuant to a default investment selected by the Committee.
     (c) If the Committee does not designate one or more investment funds for the investment of Plan Accounts, Accounts shall accrue earnings at a crediting rate established in the sole and absolute discretion of the Committee; provided, however, that such rate shall be a reasonable interest rate determined in accordance with Treas. Reg. § 31.3121(v)(2)-1(d)(2).
     4.2 No Warranties. Neither the Board nor the Company warrants or represents in any way that the value of each Participant’s Accounts will increase and not decrease. Each Participant assumes all risk in connection with any change in such value.
V. BENEFIT ELECTIONS AND DISTRIBUTIONS
     5.1 Benefit Elections.
     (a) Commencement of Distribution. Except as required by Section 5.5, distributions shall be made as soon as administratively feasible following the event (i.e., Separation from Service, Disability or death) or date selected by a Participant at the time of a Deferral election. If no event or date is selected by a Participant at the time of a Deferral election, then distributions shall be made as soon as administratively feasible following Separation from Service. The Company is not required to allow a Participant to elect a time of distribution other than Separation from Service.
     (b) Form of Distribution. Distributions shall be in the form of a single lump sum or in such other form selected by the Participant at the time of the Deferral election. If a Participant does not select a form of payment at the time of a Deferral election, then distributions shall be in the form of a single lump sum. The Company is not required to allow a Participant to elect a form of distribution other than single lump sum.
     (c) Election Changes. Notwithstanding anything herein to the contrary, to the extent allowed by the Committee a Participant may elect to delay a payment or change the form of payment if (i) the election does not take effect until at least 12 months after the date on which the election is made, (ii) in the case of an election related to a payment not made upon Disability, death or an unforeseeable emergency, the payment with respect to which such election is made is deferred for a period of five years from the date such payment would otherwise have been made and (iii) any election related to a payment to be made upon a specified time may not be made less than 12 months prior to the date of the first scheduled payment under the prior election.
     5.2 Payments to Beneficiaries. Should a Participant die prior to receiving a distribution of his or her entire Account balance, his or her remaining Account balance shall be paid in a single sum to his or her Beneficiary(ies) as soon as administratively feasible.
     5.3 Right of Offset. To the extent permissible under section 409A of the Code, the Company may offset from a Participant’s Account an amount for any damages sustained by the Company or its Affiliates arising out of Participant’s fraud, theft, or embezzlement of assets owned by the Company or its Affiliates. Further, to the extent permissible under section 409A of the Code, the Company may offset from a Participant’s Account amounts required for satisfaction of the Participant’s debt to the Company or Affiliate that is incurred in the ordinary course of Participant’s employment, provided that the offset shall occur at the same time and same amount that the debt would otherwise be due and payable by the Participant and shall not exceed $5,000 in any year. Any such offsets will reduce the value of the Participant’s Account and reduce the amount of benefits otherwise payable to the Participant.
     5.4 Financial Hardship. In the case of an unforeseeable emergency, a Participant may apply to the Committee for withdrawal from his or her Accounts to the extent necessary to satisfy the emergency need. For purposes of this Plan, the term “unforeseeable emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
     (a) Withdrawals for an unforeseeable emergency may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).
     (b) The Committee shall have full and complete discretion to consider and make a determination concerning a request for a hardship withdrawal. The Committee is also entitled to reasonably rely upon the representations of a Participant concerning his qualification for a hardship withdrawal. All decisions of the Committee shall be final, binding and conclusive.
     (c) In the event of a Participant’s distribution as a result of an unforeseeable emergency hereunder or hardship distribution pursuant to Treas. Reg. § 1.401(k)-1(d)(3) from a plan sponsored by the Company or its Affiliates, any deferral elections for such Participant under this Plan shall be canceled. After such cancellation the Participant shall not be permitted to make another deferral election under this Plan until the annual election period that ends more than six months after such distribution(s).

     5.5 Required Delay. Notwithstanding the applicable provisions of this Plan regarding timing of distribution of payments, the following special rules shall apply in order for this Arrangement to comply with section 409A of the Code: (i) to the extent the Participant is a “specified employee” (as defined under section 409A of the Code) at the time of the Participant’s Separation from Service and to the extent such applicable provisions of section 409A of the Code and the regulations thereunder require a delay of such distributions by a six-month period after the date of the Participant’s Separation from Service, no such distribution shall be made prior to the date that is six months after the date of the Participant’s Separation from Service, and (ii) any such delayed payments shall be paid to the Participant in a single lump sum within ten business days after the end of the six-month delay.
VI. ADMINISTRATION
     6.1 Administration Committee. This Plan shall be administered by the Committee. The Committee shall have full discretionary power and authority to interpret, construe and administer this Plan and the Committee’s interpretations and constructions thereof, and actions thereunder, including the amount or recipient of the payment to be made from this Plan, shall be binding and conclusive on all persons for all purposes.
     6.2 Funding. All benefits payable hereunder shall be unfunded for purposes of section 83 of the Code and Title I of ERISA. The Plan constitutes a mere promise by the Company to make benefit payments in the future.
     (a) The Company may, in its sole discretion (except as required by the Section 6.2(b)) establish a trust (the “Trust”) as a reserve for the benefits payable hereunder and for the purposes stated in the Trust instrument. The Company shall be the grantor of the Trust and the Trust shall be established for the benefit of the Participants herein and, in the case of the insolvency or bankruptcy of the Company, for the benefit of the general creditors of the Company. To the extent that the Participants’ benefits are not paid from the Trust, such benefits shall be paid from the general assets of the Company. The Participants shall have no funded, secured or preferential right to payment hereunder, but rather shall at all times have the status of a general unsecured creditor.
     (b) Coincident with or immediately prior to the occurrence of a Change in Control, the Company shall establish, if not previously established, and shall fully fund the Trust in an amount that is adequate to pay all benefits due hereunder upon the Change in Control.
     6.3 Claims Procedure. Prior to or upon becoming entitled to receive a benefit hereunder, a Participant or his or her Beneficiary (“Claimant”) shall request payment of such benefits at the time and in the manner prescribed by the Committee. The Committee may direct payment of benefits without requiring the filing of a claim therefore, if the Committee has knowledge of such Claimant’s whereabouts. The Committee shall provide adequate notice in writing as prescribed pursuant to paragraph (b) below to any Claimant whose claim for benefits under the Plan has been denied.

     (a) Such notice must be sent within 90 days of the date the claim is received by the Committee unless special circumstances require an extension of time for processing the claim. Such extension shall not exceed 90 days and no extension shall be allowed unless, within the initial 90-day period, the Claimant is sent an extension notice indicating the special circumstances requiring the extension and specifying a date by which the Committee expects to render its decision.
     (b) The Committee’s notice of denial to the Claimant shall set forth the following:
     (i) the specific reason or reasons for the denial;
     (ii) specific references to pertinent Plan provisions on which the Committee based its denial;
     (iii) a description of any additional material and information needed for the Claimant to perfect his or her claim and an explanation of why the material or information is needed;
     (iv) a statement that the Claimant may request a review upon written application to the Committee, review pertinent Plan documents, and submit issues and comments in writing;
     (v) a statement that any appeal of the Committee’s adverse determination must be made in writing to the Committee within 60 days after receipt of the Committee’s notice of denial of benefits, and that failure to appeal the action to the Committee in writing within the 60-day period will render the Committee’s determination final, binding and conclusive; and
     (vi) the address of the Committee to which the Claimant may forward his or her appeal.
     (c) If the Claimant should appeal to the Committee, the Claimant or a duly authorized representative may submit, in writing, whatever issues and comments the Claimant deems pertinent. The Committee shall re-examine all facts related to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances. The Committee shall advise the Claimant in writing of its decision on the appeal, the specific reasons for the decision, and the specific Plan provisions on which the decision is based. The notice of the decision shall be given within 60 days of the Claimant’s written request for review, unless special circumstances (such as a hearing) would make the rendering of a decision within the 60-day period not feasible, but in no event shall the Committee render a decision regarding the denial of a claim for benefits later than 120 days after its receipt of a request for review. If an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the date the extension period commences.

     6.4 Designation of Beneficiaries. Each Participant shall designate in a writing prescribed by the Committee a Beneficiary(ies) and contingent Beneficiary(ies) to whom benefits due hereunder shall be paid. If any Participant fails to designate a Beneficiary or if the designated Beneficiary predeceases the Participant, benefits due hereunder at that Participant’s death shall be paid to his or her contingent Beneficiary or, if none, to the deceased Participant’s surviving spouse, if any, and if none, to the Participant’s children, per stirpes, and if none, to Participant’s parents, if surviving and, if not, to the deceased Participant’s estate. A Participant may change a Beneficiary designation in writing in accordance with the above procedures at any time prior to his death.
VII. MISCELLANEOUS
     7.1 Non-assignment of Interest. No right to or interest in any payment or benefit to a Participant shall be assignable by such Participant except by will or the laws of descent and distribution. No right, benefit or interest of a Participant hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect; provided, however, that this provision shall not preclude a Participant from designating one or more Beneficiaries to receive any amount that may be payable to such Participant under the Plan after his death and shall not preclude the legal representatives of the Participant’s estate from assigning any right hereunder to the person or persons entitled thereto under his will, or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate.
     7.2 Successors. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participants and their heirs, executors, administrators, and duly appointed legal representatives.
     7.3 Amendment and Termination. The Company may at any time modify or terminate this Plan by an amendment pursuant to an action that is approved by the Company, as evidenced in a writing that is executed by an appropriate officer or the Committee. Prior to the occurrence of a Change in Control, the Company may terminate the Plan and thereupon distribute all vested benefits accrued hereunder, and no further Contributions to the Plan or credits to the Accounts will be permitted. Upon any other Plan termination, no further Contributions to the Plan will be permitted, and distributions will be made in accordance with the distribution elections that were made by Participants in accordance with the terms of the Plan prior to its termination; provided, however, that no distributions may be postponed by a Participant after Plan termination. Notwithstanding the foregoing, the Company may terminate the Plan as permitted under section 409A of the Code and distribute the value of the Participants’ Accounts to Participants in the manner and at the time determined by the Company, in its sole discretion, as permitted by section 409A of the Code.

     7.4 Taxes. All payments made hereunder shall be subject to all taxes required to be withheld under applicable laws and regulations of any governmental authorities in effect at the time of such payments.
     7.5 Controlling Law. Except to the extent superseded by federal law, the internal laws of the State of Delaware shall be controlling in all matters relating to the Plan, including construction and performance hereof.
     IN WITNESS WHEREOF, LifePoint Hospitals, Inc. has caused this instrument to be executed by its duly authorized officer effective as of the date first written above.

LIFEPOINT HOSPITALS, INC.
By:	/s/ John P. Bumpus
Title: Executive Vice President and
Chief Administrative Officer